EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD TRUST COMPLETES REFINANCING
OF FOUR MORTGAGE LOANS
DALLAS, October 10, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced four mortgage loans with existing outstanding balances totaling approximately $415 million. The previous mortgage loans that were refinanced were the Wachovia 1, Wachovia 2 and Wachovia 6 loans with final maturity dates in April 2017, and the JP Morgan Chase Marriott Fremont loan with a final maturity date in August 2019. The new loan totals $450 million, and the next non-extendable debt maturity for the Company is a $16 million loan that matures in June 2017.
The mortgage loans were refinanced through one new mortgage loan with a two-year initial term and four one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only, provides for a floating interest rate of LIBOR + 4.55%, and contains flexible release provisions for the potential sale of assets. The loan is secured by eighteen hotels: Courtyard Basking Ridge, Courtyard Newark, Courtyard Oakland, Courtyard Plano, Courtyard Scottsdale, Residence Inn Newark, Residence Inn Phoenix, Residence Inn Plano, SpringHill Suites Glen Allen, SpringHill Suites Manhattan Beach, SpringHill Suites Plymouth Meeting, Towneplace Suites Manhattan Beach, Embassy Suites Flagstaff, Marriott Bridgewater, Marriott Raleigh Durham, Marriott Suites Dallas, Sheraton Bucks County, and Marriott Fremont.

“We are pleased to close this refinancing which addressed the vast majority of our 2017 debt maturities,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “This transaction is another example of our proactive management of our balance sheet, and we will continue to look for additional opportunities such as this to maximize value for our shareholders.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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